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JOSEPH R. BRONSON JOINS NEAH POWER’S STRATEGIC ADVISORY BOARD

Industry veteran to advise Company during transition to product commercialization

BOTHELL, Wash. — Feb. 4, 2008— Neah Power Systems, Inc. (OTCBB: NPWS), a leading developer of fuel cells for military application and portable electronic devices, announced today that it has named Mr. Joseph R. Bronson to its Strategic Advisory Board, which is responsible for advising Neah Power’s management.

Mr. Bronson is President and Chief Operating Officer of Sanmina-SCI Corporation (NASDAQ: SANM), a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Prior to Sanmina, Mr. Bronson served as President and Director of FormFactor, Inc. (NASDAQ: FORM), a manufacturer of high performance advanced semiconductor wafer probe cards. Mr. Bronson also spent 20 years at Applied Materials (NASDAQ: AMAT) in senior level operations management positions concluding with Executive Vice President and Chief Financial Officer of the company.

“We are fortunate and honored to have Mr. Bronson join our strategic advisory board,” said Dr. Chris D’Couto, President & CEO of Neah Power. “We will benefit from his expertise and years of manufacturing, finance, and operational experience in the silicon industry and electronics contract manufacturing industry. His advice will further enable Neah Power’s transition from a development company to a product company. With Mr. Bronson’s experience added, we look forward to bringing our unique and disruptive silicon electrode technology to market quickly with a very cost-effective outsourced manufacturing model.”

Mr. Bronson said, “I am excited to join the Neah Power Strategic Advisory Board which has other luminaries like former astronaut Buzz Aldrin and renowned futurist Peter Schwartz. The portable power fuel cell market is an exciting emerging technology area, and Neah’s porous silicon has some unique capabilities like anaerobic and aerobic application. I greatly respect Chris’s abilities and have enjoyed working with him in the past, and I am looking forward to advising Neah Power in this transition from prototype to product.”

About Neah Power
Neah Power Systems, Inc. (NPWS) is developing long-lasting, efficient and safe power solutions for portable electronic devices, including notebook PCs, military radios and other power-hungry products. The market size for portable power is estimated in the multi-billion dollar range by the research group Frost and Sullivan. Neah Power uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities. This enables lighter-weight, smaller form-factors and lower cost products, as well as an outsourced manufacturing model.

The company’s working micro fuel cell prototype, which was demonstrated on September 28, 2007, runs as a closed-loop system without requiring air as an oxidant. As Neah Power pursues the broader military market for fuel cells, it will leverage this characteristic unique to its porous silicon technology to pursue these anaerobic applications, addressing a market whose needs are currently not being met.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, research and prototype delays, difficulties in developing and commercializing new technologies, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.